Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 15, 2018 (August 29, 2018, as to the effects of the segment change discussed in Note 17) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to fresh-start reporting), relating to the financial statements of Tidewater Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

October 26, 2018